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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                              -----------------------
                                  AMENDMENT NO. 1
                                         TO
                                     FORM 8-A/A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934
                              -----------------------
                            INFORMATION ADVANTAGE, INC.
               (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                               41-1718445
     (State or other Jurisdiction of         (I.R.S. Employer Identification
     Incorporation or Organization)                      Number)

                       7905 GOLDEN TRIANGLE DRIVE, SUITE 190
                         EDEN PRAIRIE, MINNESOTA 55344-7227
     (Address, including Zip Code, of Registrant's Principal Executive Offices)

                              -----------------------

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. / /

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. /X/

     Securities to be registered pursuant to Section 12(b) of the Act:


     Title of each class to                   Name of each exchange on which
        be so registered                      each class is to be registered
    ------------------------                 --------------------------------
              None                                          None

     Securities to be registered pursuant to Section 12(g) of the Act:

                           Preferred Stock Purchase Rights
                           -------------------------------
                                   (Title of Class)

     This Form 8-A/A amends and supplements the Form 8-A filed by Information Advantage, Inc. on March 4, 1999 with respect to Preferred Stock Purchase Rights.


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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

       On March 4, 1999, Information Advantage, Inc. (the "Registrant" or the "Company") filed a Registration Statement on Form 8-A (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in order to register preferred stock purchase rights issuable in accordance with the terms of a Rights Agreement (the "Rights Agreement"), dated as of March 1, 1999, between the Registrant and Norwest Bank, N.A., a national banking association, as rights agent ("Norwest Bank").

       On July 15, 1999, the Registrant and Norwest Bank entered into a First Amendment to the Rights Agreement (the "Amendment"), which amends the Rights Agreement as originally executed. A copy of the Amendment is attached hereto as
Exhibit 1 and is incorporated herein by reference. The Rights Agreement, as amended by the Amendment, is referred to herein as the "Amended Rights
Agreement."   The Amended Rights Agreement is substantially the same as the
Rights Agreement as originally executed, with the following principal exceptions:

Acquiring Person

       The Amended Rights Agreement provides that none of Sterling Software, Inc.("Parent"), its subsidiaries, Affiliates or Associates, including Sterling Software Acquisition Corp. ("Purchaser"), is, nor shall any of them be deemed to be, an Acquiring Person as defined in the Amended Rights Agreement by virtue of
(i) their acquisition, or their right to acquire, beneficial ownership of the Common Stock of the Company as a result of their execution of the Agreement and Plan of Merger dated as of July 15, 1999 among Parent, Purchaser and the Registrant (the "Merger Agreement") or the Stockholder Agreements (as defined in the Merger Agreement), (ii) the announcement of the Offer (as defined in the Merger Agreement), (iii) the consummation of the Offer, (iv) the consummation of the Merger (as defined in the Merger Agreement), or (v) any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Distribution Date

       The Amended Rights Agreement provides that a Distribution Date shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements (as defined in the Merger Agreement), the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Section 11(a)(ii) Event

       The Amended Rights Agreement provides that a Section 11(a)(ii) Event shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements (as defined in the Merger Agreement), the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.


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

Shares Acquisition Date

       The Amended Rights Agreement provides that a Shares Acquisition Date shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements (as defined in the Merger Agreement), the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Company-Approved Transaction

       The Amended Rights Agreement provides that the transactions contemplated by the Merger Agreement have been approved, in advance and in writing, by a majority of the Disinterested Directors (as defined in the Amended Rights Agreement) of the Company's Board of Directors and that such transactions shall constitute "Company-Approved Transactions" under the Amended Rights Agreement.

       The Amended Rights Agreement provides that if for any reason the Merger Agreement is terminated and the Merger is abandoned, then the Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of the Amendment.

       In all other material respects, the disclosure concerning the Rights and Rights Agreement as set forth in the Registration Statement is unchanged.

       The summary of the Amended Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended Rights Agreement.

Item 2.  Exhibits

              1. First Amendment dated July 15, 1999 to Rights Agreement, dated as of March 1, 1999, between Information Advantage, Inc. and Norwest Bank, National Association, a national banking association.










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

                                     SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 21, 1999                          Information Advantage, Inc.

                                             By: /s/ Larry J. Ford
                                                -----------------------------
                                                 Larry J. Ford
                                                 Chief Executive Officer




















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                                  INDEX TO EXHIBITS

Exhibit
No.           Description
-------       -----------
1             First Amendment dated July 15, 1999 to  Rights Agreement, dated as of March 1, 1999, between Information Advantage, Inc. and Norwest
              Bank, National Association, a national banking association.

















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